UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE FEBURARY 22, 2006.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL FEBURARY 22, 2006.

THIS DEBENTURE CERTIFICATE AND THE SHARES DELIVERABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND THIS DEBENTURE CERTIFICATE MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A PERSON IN THE UNITED STATES OR A U.S. PERSON UNLESS THE DEBENTURE CERTIFICATE AND THE UNDERLYING SHARES HAVE BEEN REGISTERED UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

NO. RBM05-[##]	PRINCIPAL AMOUNT: Cdn$[##]

NON-NEGOTIABLE

RESPONSE BIOMEDICAL CORP.
Incorporated under the Business Corporations Act (British Columbia)

7% SECURED CONVERTIBLE DEBENTURE
Due October 21, 2008

Response Biomedical Corp., of Suite 100, 8900 Glenlyon Parkway, Burnaby, British Columbia, V5J 5J8, (hereinafter referred to as the “Corporation”) for value received hereby promises to pay to

[Insert Registration Name and Address]

on October 21, 2008, or such earlier date as the principal amount hereof may become due in accordance with the provisions hereof, on presentation and surrender of this Debenture, the sum of

1,000 Units with a Unit value of $1,000 totalling Cdn$[xx]

in lawful money of Canada and to pay interest on the principal amount hereof at 7% per annum, payable quarterly on March 31, June 30, September 30 and December 31 in each year (each, an “Interest Payment Date”), from the date of original issue of the Debenture, or from the last Interest Payment Date on which interest has been paid or made available for payment on the outstanding Debenture, whichever is later, in like money, subject to the “Share Interest Election” set out below, the first Interest Payment Date to be computed from the original date of issue of the Debenture and to fall due on December 31, 2005, and should the Corporation at any time make default in the payment of any principal or interest, to pay interest on the amount in default at the same rate, in like money and quarterly on the same dates, subject to the “Share Interest Election” set out below.

The Corporation may elect (the “Share Interest Election”), subject to all required regulatory approvals, to pay any and all interest payments that become due in fully paid and non-assessable common shares of the Corporation (the “Shares”), including any interest payable on principal and interest in default. The number of Shares to be paid in satisfaction of interest due shall be calculated by dividing the aggregate amount of interest to be paid by the average of the daily Volume Weighted Average Trading Price (as defined herein) of the Shares for the five trading day period ending the day prior to the Interest Payment Date. To exercise the Share Interest Election, the Corporation shall mail a written notice to the holder of the Debenture at least 20 trading days and not more than 30 trading days prior to the applicable Interest Payment Date, stating that the interest payment due will be paid in Shares.

As interest on this Debenture becomes due, the Corporation (except in case of payment at maturity at which time payment of interest may be made upon surrender of this Debenture) shall, on each Interest Payment Date, forward or cause to be forwarded by prepaid post to the registered address of the registered holder of this Debenture for the time being, or in the case of joint holders to the registered address of whichever of such joint holders is named first in the register referred to hereafter, a cheque or a Share certificate for such interest, less any tax required by law to be deducted or withheld, and if a cheque, payable to the order of such holder or holders and negotiable at par at any chartered bank in Canada, or if a Share certificate, registered in the name of the registered holder of this Debenture for the time being, and subject to any legends required to be imprinted on such certificate by applicable securities laws. The forwarding of such cheque or Share certificate shall satisfy and discharge the liability for interest under this Debenture to the extent of the sum represented thereby (plus the amount of any tax deducted or withheld as aforesaid) unless such cheque be not honoured upon presentation.

This Debenture is convertible, in whole or in part (but if in part, only amounts of $10,000 or more) at the option of the holder hereof, upon surrender of this Debenture at the office of the Corporation referred to above, at any time up to the close of business on October 21, 2008 into Shares, at the “Conversion Price” as defined below:

Period	Conversion Price
Date of issue to October 21, 2007	$0.42
October 22, 2007 to October 21, 2008	$0.47

This Debenture may be redeemed by the Corporation on any date (the “Date of Redemption”) prior to its maturity, in either like money or Shares, if the Volume Weighted Average Trading Price (as defined herein) of the Shares exceeds 200% of the applicable Conversion Price for the 10 trading days ending five days preceding the Date of Redemption (the “Redemption Condition”).

This Debenture may not be retracted by the holder prior to its maturity.

This Debenture forms part of an aggregate $ 1,579,000 principal amount of 7% secured convertible debentures of the Corporation (the “Debentures”), issued concurrently herewith. The Debentures rank pari passu amongst themselves and all other convertible debentures of the Corporation issued prior to December 31, 2005.

The right is reserved to the Corporation to purchase Debentures at any time or times in the market, by tender or by private contract.

The additional terms and conditions attached hereto as Schedule “A” hereto are deemed to be incorporated herein.

IN WITNESS WHEREOF, the Corporation has caused this Debenture to be signed as of October 21, 2005.

RESPONSE BIOMEDICAL CORP.

Per:

_______________________________________-

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

________________________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________________

(Please print or typewrite name and address of assignee)

________________________________________________________________________________________________________________________________
the within Debenture of Response Biomedical Corp. and hereby irrevocably constitutes and appoints _______________________________ Attorney to transfer the said Debenture on the registers of the Corporation for the 7% secured convertible debentures due October 21, 2008 with full power of substitution in the premises.

Dated: ______________________________________	______________________________________
(Signature of Transferor)

__________________________________
The signature of the registered holder of the within Debenture to the foregoing assignment must be guaranteed by a Canadian Schedule 1 chartered bank, a major trust company in Canada, or a member of the Securities Transfer Association Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) or the New York Stock Exchange Inc. Medallion Signature Program (MSP).

CONVERSION FORM

TO: RESPONSE BIOMEDICAL CORP.

          The undersigned registered holder of the within Debenture hereby irrevocably elects to convert such Debenture (or $_______________ principal amount thereof*) into Shares of Response Biomedical Corp. and directs that the Shares issuable and deliverable upon the conversion be issued and delivered to the person indicated below. (If Shares are to be issued in the name of a person other than the holder, all requisite transfer taxes must be tendered by the undersigned.)

*	If less than the full principal amount of the within Debenture is to be converted, indicate in the space provided the principal amount (which must be $10,000 or more) to be converted.

Dated: ____________________________________________________________
(Signature of Registered Holder)

Name: _____________________________________________________________	If securities are to be issued in the name of a person other than the holder, the signature must be guaranteed by a Canadian Schedule 1 chartered bank, a major trust company in Canada, or a member of the Securities Transfer Association Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) or the New York Stock Exchange Inc. Medallion Signature Program.

(Address)

(Print name in which securities issued on conversion are to be issued, delivered and registered)

SCHEDULE “A”

ADDITIONAL TERMS AND CONDITIONS ATTACHING TO THE 7% SECURED
CONVERTIBLE DEBENTURES OF RESPONSE BIOMEDICAL CORP.

(a)	Manner of Exercise of Right to Convert

(i)

A holder of a Debenture (a “Debentureholder”) desiring to convert a Debenture in whole or in part shall surrender such Debenture to the Corporation at its office referred to above together with the Conversion Form attached to such Debenture, duly executed by the holder or his executors or administrators or other legal representatives or his or their attorney duly appointed by an instrument in writing, exercising his right to convert such Debenture in accordance with the provisions hereof. Thereupon, such Debentureholder or, subject to payment of all applicable stamp or security transfer taxes or other governmental charges, his nominee(s) or assignee(s), shall be entitled to be entered in the books of the Corporation as at the Date of Conversion (or such later date as is specified below) as the holder of the number of Shares into which such Debenture is convertible in accordance with the provisions hereof and, as soon as practicable thereafter, the Corporation shall deliver to such Debentureholder or, subject as aforesaid, his nominee(s) or assignee(s), a certificate or certificates for such Shares and, if applicable, a cheque for any amount payable hereunder.

(ii)

For the purposes herein, a Debenture shall be deemed to be surrendered for conversion on the date (herein called “Date of Conversion”) on which it is so surrendered in accordance with the provisions of this section (a) and, in the case of a Debenture so surrendered by post or other means of transmission, on the date on which it is received by the Corporation at its office specified above; provided that if a Debenture is surrendered for conversion on a day on which the securities register of the Corporation is closed, the person or persons entitled to receive Shares shall become the holder or holders of record of such Shares as at the date on which such register is next reopened.

(iii)

Any part, being $10,000 or more of a Debenture, may be converted as provided in this section (a) and all references herein to conversion of Debentures shall be deemed to include conversion of such parts.

(iv)

The holder of any Debenture of which part only is converted shall, upon the exercise of his right of conversion, surrender the said Debenture to the Corporation, and the Corporation shall cancel the same and shall without charge forthwith certify and deliver to the holder a new Debenture or Debentures in an aggregate principal amount equal to the unconverted part of the principal amount of the Debenture so surrendered.

(v)

The holder of a Debenture surrendered for conversion in accordance with the provisions hereof shall be entitled to receive accrued and unpaid interest in respect thereof up to the Date of Conversion of such Debenture, and the Shares issued upon such conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the Date of Conversion or such later date as such holder shall become the holder of record of such Shares pursuant to the provisions hereof, from which applicable date they will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Shares.

(b)	Anti-Dilution

The Conversion Price in effect at any date shall be subject to adjustment from time to time, as follows:

(i)	If the Corporation at any time, or from time to time after the date hereof, shall (1) subdivide its outstanding Shares into a greater number of shares, (2) reduce, combine or consolidate its outstanding Shares into a smaller number of shares or (3) issue Shares or Convertible Securities to the holders of any of its outstanding Shares by way of a stock dividend (other than an issue of Shares or Convertible Securities to shareholders pursuant to their exercise of options to receive dividends in the form of Shares in lieu of dividends declared payable by the Corporation on such shares), the Conversion Price in effect on the effective date of such subdivision, reduction, combination or consolidation or on the record date for such issue of Shares or Convertible Securities by way of a stock dividend, as the case may be, shall, in the case of the events referred to in (1) and (3) be decreased in proportion to the increase in the number of outstanding Shares resulting from such subdivision or dividend (including, in the case where Convertible Securities are issued, the number of Shares that would have been outstanding had such Convertible Securities been converted into Shares on such record date) or, in the case of (2) above, shall be increased in proportion to the decrease in the number of outstanding Shares resulting from such combination or consolidation; such adjustments shall be made successively whenever any event referred to in this subsection (i) shall occur; any such issue of Shares or Convertible Securities by way of a stock dividend shall be deemed to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding Shares hereunder.

(ii)	In case the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Shares (or Convertible Securities) at a subscription or purchase price per Share (or having a conversion price per Share) less than 95% of the Current Market Price on such record date, then the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Shares outstanding on such record date plus a number of Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Shares offered for subscription or purchase (or the aggregate conversion price of the Convertible Securities so offered) by such Current Market Price per Share, and of which the denominator shall be the total number of Shares outstanding on such record date plus the total number of additional Shares offered for subscription or purchase (or into which the Convertible Securities so offered are convertible). Any Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation. Such adjustments shall be made successively whenever such a record date is fixed. To the extent that such rights, options or warrants are not issued or any such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed, or to the Conversion Price which would then be in effect based upon the number of Shares (or Convertible Securities) actually issued upon the exercise of such rights, options or warrants, as the case may be.

(iii)	In case the Corporation shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Shares of (1) shares of any class other than Shares (or Convertible Securities) and other than shares distributed to shareholders pursuant to their exercise of options to receive dividends in the form of such shares in lieu of dividends paid in the ordinary course on the Shares, or (2) rights, options or warrants (excluding rights, options or warrants referred to in subsection (b)(ii) and excluding rights, options or warrants to subscribe for or purchase Shares (or Convertible Securities) for a period expiring not more than 45 days after such record date at a price per Share (or having a conversion price per Share not less than 95% of the Current Market Price of a Share on such record date), or (3) evidences of its indebtedness, or (4) any assets (excluding dividends paid in the ordinary course and the value of any property distributed in lieu of such cash dividends at the option of shareholders), then in each such case the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Shares outstanding on such record date multiplied by the Current Market Price per Share on such record date, less the fair market value (as reasonably determined by the board of directors pursuant to subsection (b)(1)), of such shares or rights, options or warrants or evidences of indebtedness or assets so distributed, and of which the denominator shall be the total number of Shares outstanding on such record date multiplied by such Current Market Price per Share. Any Shares owned by or held for the account of the Corporation shall be deemed to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect based upon such shares, or rights, options or warrants or evidence of indebtedness or assets actually distributed, as the case may be.

The Corporation shall not make a distribution to holders of Shares as described in this subsection (b)(iii) where the fair market value (as determined pursuant to subsection (b)(1) by the board of directors acting reasonably, which determination shall be conclusive) of the shares or rights, options or warrants or evidences of indebtedness or assets distributed exceeds the product of the Current Market Price per Share on the record date for such distribution and the total number of Shares outstanding on such record date unless the Debentureholders are permitted to participate in such distribution as though and to the same effect as if they had converted their Debentures into Shares immediately prior to the applicable record date.

(iv)

In case of any reclassification or change (other than a change resulting from a consolidation or subdivision) of the Shares, or in case of any amalgamation, consolidation or merger of the Corporation with or into any other corporation, or in the case of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each Debenture shall, after such reclassification, change , amalgamation, consolidation, merger or sale, be convertible into the number of shares or kind and amount of other securities or property of the Corporation, or such continuing, successor or purchasing corporation, as the case may be, as that which a holder of the number of Shares as would have been issued if such Debenture had been converted immediately prior to such reclassification, change, amalgamation, consolidation, merger or sale would have been entitled upon such reclassification, change, amalgamation, consolidation, merger or sale. The board of directors may accept the certificate of any firm of independent chartered accountants (who may be the auditors of the Corporation) as to the foregoing calculation, and the board of directors may determine such entitlement on the basis of such certificate. Any such determination, based upon the certificate of independent chartered accountants and the determination of the board of directors acting reasonably, shall be conclusive and binding on the Corporation and the holders of the Debentures. No such reclassification, change, amalgamation, consolidation, merger or sale shall be carried into effect unless, in the opinion of counsel, all necessary steps shall have been taken to ensure that the holders of the Debentures shall thereafter be entitled to receive such number of shares or other securities or property of the Corporation, or such continuing, successor or purchasing corporation, as the case may be, subject to adjustment thereafter in accordance with provisions similar, as nearly as may be, to those contained herein.

For the purposes of this section (b), the following subsections (1) through (8) shall be applicable.

(1)	Determination of Consideration

In case at any time after the date hereof any Shares, Convertible Securities or other shares or securities or any rights, options or warrants to subscribe for, purchase or otherwise acquire any thereof, shall be issued or sold for a consideration other than cash or bona fide debts of the Corporation (or a consideration which includes cash, if such cash constitutes a part of the assets which are being received as such consideration), then for the purposes of this section (b), the board of directors shall in good faith determine the fair market value of all such consideration, using such expert appraisers or valuers as the board may deem qualified, and such Shares, Convertible Securities, other shares or securities, rights, options or warrants shall be deemed to have been issued or sold for an amount of cash equal to the value so determined in good faith. In case any Shares, Convertible Securities, or other shares or securities, or any rights, options or warrants to subscribe for, purchase or otherwise acquire any thereof, shall be issued or sold together with other shares or securities or other assets or consideration which covers both, the board of directors shall, in good faith, determine the appropriate allocation of such consideration.

(2)	Notice of Record Date

The Corporation shall give to the holders of the Debentures at least fourteen (14) days notice of the record date for any of the events set forth above other than a subdivision, consolidation or reclassification of the Shares.

(3)	No Adjustment to be Made

No adjustments of the Conversion Price shall be made pursuant to subsections (i)(3), (ii) or (iii) of this section (b) if the holders of the Debentures are permitted to participate in the issue of such Shares, Convertible Securities, rights, options or warrants or such distribution, as the case may be, as though and to the same effect as if they had converted their Debentures prior to the issue of such Shares, Convertible Securities, rights, options or warrants or such distribution, as the case may be. Such participation is subject to the prior written consent of the TSX Venture Exchange or such other stock exchanges or trading quotation systems upon which the Shares may then be listed or quoted for trading.

(4)	Shares Considered Outstanding

The number of Shares outstanding at any given time shall exclude Shares in the treasury of the Corporation.

(5)	Duration of Adjusted Conversion Price

Following each computation or re-adjustment of the Conversion Price as provided herein, the newly computed Conversion Price shall remain in effect until a further computation or re-adjustment thereof is required herein.

(6)	No Adjustment if Increase or Decrease Less Than 1%

No adjustment of the Conversion Price shall be made in any case in which the resulting increase or decrease of the Conversion Price would be less than 1% of the then Conversion Price, but in such case any adjustment that would otherwise have been required then to be made shall be carried forward and made at the time of, and together with, the next subsequent adjustment of the Conversion Price which, together with any and all such adjustments so carried forward, shall result in an increase or decrease in the Conversion Price by not less than 1%.

(7)	Deferring Adjustment

In any case in which this section (b) shall require that an adjustment become effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the holder of any Debenture converted after such record date and before the occurrence of such event the additional Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment, provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive additional Shares upon the occurrence of the event requiring such adjustment and the right to receive any distribution made on such additional Shares declared in favour of holders of record of Shares on and after the Date of Conversion or such later date as such holder would, but for the provisions of this subsection (7), have become the holder of record of such additional Shares pursuant to subsection (a)(ii).

(8)	Determination by Auditors

In the event of any question arising with respect to the adjustments provided herein, such questions shall be conclusively determined by a firm of chartered accountants appointed by the Corporation (who may be the auditors of the Corporation), such accountants shall have access to all necessary records of the Corporation and such determination shall be binding upon the Corporation and the Debentureholders.

(c)	Anti-Avoidance and Reservation of Shares

The Corporation will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action avoid or seek to avoid the observance or performance of any of the conversion terms of the Debentures, but will at all times, in good faith, assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Debentureholders against dilution or other impairment, to the extent not covered by the provisions hereof. Without limiting the generality of the foregoing, the Corporation covenants that it will at all times reserve and keep available out of its authorized shares, solely for the purpose of issue upon conversion of Debentures as herein provided, such number of the Shares as shall then be issuable upon the conversion of all outstanding Debentures. All Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable.

(d)	Notice of Adjustment to Conversion Price

In each case of adjustment in the Conversion Price, the Corporation shall forthwith mail to each Debentureholder a certificate of a firm of independent chartered accountants of recognized standing selected by the Corporation (who may be the auditors of the Corporation and whose computation made in accordance with the requirements herein shall be final and binding on the Corporation) setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

(e)	Cancellation of Converted Debentures

All Debentures converted in whole or in part under the provisions hereof shall be forthwith delivered to the Corporation and cancelled and, subject to the provisions hereof, no Debenture shall be issued in substitution therefor.

(f)	Issue of Certificate Without Charge

The issuance of certificates for the Shares upon the conversion of Debentures shall be made without charge to the converting Debentureholders.

(g)	Manner of Exercise of Right of Redemption by Corporation

(i)

The Corporation may redeem this Debenture provided that the Redemption Condition is met and subject to any required regulatory approval. To exercise the right to redeem, the Corporation shall mail to the Debentureholder within five days after the Redemption Date, a notice stating how the Redemption Condition has been met and enclosing a cheque and/or Share certificate, as applicable, representing the principal and all accrued interest as of the Redemption Date. If the Corporation elects to redeem the Debenture for Shares of the Corporation, the number of Shares to be issued to the Debentureholder shall be calculated by dividing the aggregate amount of principal and accrued interest outstanding on the Redemption Date by the Current Market Price of the Shares as of the Redemption Date. Redemption by the Corporation pursuant to this paragraph shall be a full and complete discharge of the Corporation’s obligations hereunder.

(ii)

The holder of a Debenture redeemed by the Corporation in accordance with the provisions hereof shall be entitled to receive accrued and unpaid interest in respect thereof up to the Date of Redemption of such Debenture, and the Shares issued upon such redemption shall rank only in respect of dividends declared in favour of shareholders of record on and after the Date of Redemption or such later date as such holder shall become the holder or record of such Shares pursuant to the provisions hereof, from which applicable date they will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Shares.

(h)	No Fractional Shares to Issue

No fractional Shares shall be issued upon the conversion or redemption of any Debenture or the payment of any interest in Shares pursuant to the Share Interest Election. If the conversion of any Debenture, redemption of any Debenture or payment of interest in Shares results in a fraction of a

Share, an amount equal to such fraction multiplied by the Current Market Price of the Shares on the day prior to the Date of Conversion, Date of Redemption or Interest Payment Date, respectively, shall be paid to such holder in lawful money of Canada.

(i)	Acceleration of Maturity

Upon the happening of any one or more of the following events, namely:

	(i)	if the Corporation makes default in payment of the principal on any Debenture when the same becomes due and payable under any provision hereof or of the Debentures;

	(ii)	if the Corporation makes default in payment of any interest due on any Debenture and any such default continues for a period of 15 days;

(iii)

a decree or order by a court having jurisdiction is entered resulting from the commencement of proceedings against the Corporation by a third party and adjudging the Corporation or any other subsidiary, the assets of which are material having regard to the consolidated assets of the Corporation and its subsidiaries (herein called a “Substantial Subsidiary”) a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement or winding-up of the Corporation or any Substantial Subsidiary under any bankruptcy, or insolvency or analogous laws, including, without limitation, the Companies’ Creditors Arrangement Act (Canada), or appointing a receiver of the Corporation or any Substantial Subsidiary or ordering the dissolution or liquidation of its affairs, and such decree or order continues unstayed, undischarged and in effect for a period of 60 days from the date thereof;

(iv)

a resolution is passed for the winding-up or liquidation of the Corporation or if the Corporation or a Substantial Subsidiary institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition, answer or consent seeking reorganizational relief under any bankruptcy, insolvency or analogous laws, including, without limitation, the Companies’ Creditors Arrangement Act (Canada), or consents to the filing of any such petition or to the appointment of a receiver of or of any substantial part of the property of the Corporation or any Substantial Subsidiary or makes a general assignment for the benefit of creditors, or the Corporation admits in writing its inability to pay its debts generally as they become due, or a resolution is passed by the Corporation’s directors or shareholders authorizing the Corporation to do any of the foregoing, unless such resolution is rescinded prior to the taking of any irrevocable actions thereunder;

(v)

if an event of default, as defined in any indenture or instrument under which the Corporation has at the time of this Debenture or shall hereafter have outstanding any indebtedness for borrowed money which matures by its terms, or which is renewable at the option of the payor, to a date more than 18 months after the creation, assumption or guarantee thereof, shall happen and be continuing and such indebtedness shall have accelerated so that an amount in excess of $500,000 shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled, or such event of default under such indenture or instrument shall not be remedied or cured, whether by payment or otherwise, or waived by the holders of such indebtedness, within 60 days after such acceleration shall have occurred; or

(vi)

if the Corporation shall neglect to observe or perform any other covenant or obligation herein contained on its part to be observed or performed and, after notice in writing has been given to the Corporation specifying such default and requiring the Corporation to put an end to same, the Corporation shall fail to make good such default within a period of 60 days;

then the principal of and interest on all Debentures then outstanding and all other moneys outstanding hereunder shall be due and payable and the same shall forthwith become immediately due and payable to the Debentureholders, anything therein or herein to the contrary notwithstanding, and the Corporation shall forthwith pay to the Debentureholders the principal of and accrued and unpaid interest, together with interest at the rate borne by the Debentures on such principal, interest and such other moneys from the date of the said declaration. Such payment when made shall be deemed to have been made in discharge of the Corporation’s obligations hereunder.

(j)	Security Interest

As general and continuing security for the payment of all indebtedness and liability of the Corporation to the Debentureholder (including interest thereon) relating to or arising out of this Debenture, present and future, absolute or contingent, matured or not, extended or renewed, and any ultimate balance thereof, including all advances on current and running account, future advances and re-advances, and for the performance of all obligations of the Corporation to the Debentureholder relating to or arising out of this Debenture (all of which indebtedness, liabilities and obligations are hereinafter collectively called the “Obligations”), the Corporation does hereby:

(i)

mortgage and charge as and by way of a fixed and specific charge, and assign and transfer to the Debentureholder, and grant to the Debentureholder a security interest in, all the Corporation’s right, title and interest in and to all its presently owned or held and after acquired or held personal property, of whatever nature or kind and wheresoever situate, and all proceeds thereof and therefrom including:

(A)

all equipment, including, without limiting the generality of the foregoing, machinery, tools, fixtures, furniture, furnishings, chattels, motor vehicles and other tangible personal property that is not Inventory, and all parts, components, attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing (all of which is hereinafter collectively called the “Equipment”);

(B)

all inventory, including, without limiting the generality of the foregoing, goods acquired or held for sale or lease or furnished or to be furnished under contracts of rental or service, all raw materials, work in process, finished goods, returned goods, repossessed goods, and all packaging materials, supplies and containers relating to or used or consumed in connection with any of the foregoing (all of which is hereinafter collectively called the “Inventory”);

(C)

all debts, accounts, claims, demands, monies and chooses in action which now are, or which may at any time hereafter be, due or owing to or owned by the Corporation and all books, records, documents, papers and electronically recorded data recording, evidencing or relating to the said debts, accounts, claims, demands, monies and chooses in action or any part thereof (all of which is hereinafter collectively called the “Accounts”);

(D)	all documents of title, chattel paper, instruments, securities and money, and all other goods of the Corporation that are not Equipment, Inventory or Accounts; and

(E)

all contractual rights, licenses, goodwill, patents, trademarks, trade names, copyrights and other intellectual property of the Corporation, all other chooses in action of the Corporation of every kind which now are, or which may at any time hereafter be, due or owing to or owned by the Corporation, and all other intangible property of the Corporation which is not Accounts, chattel paper, instruments, documents of title, securities or money; and

(ii)	charge as and by way of a floating charge, and grant to the Debentureholder a security interest in and to:

(A)

all the Corporation’s right, title and interest in and to all its presently owned or held and after acquired or held real, immovable and leasehold property and all interests therein, and all easements, rights-of-way, privileges, benefits, licences, improvements and rights whether connected therewith or appurtenant thereto or separately owned or held, including all structures, plant and other fixtures (all of which is hereinafter collectively called the “Real Property”); and

(B)

all assets and undertakings of the Corporation, of whatsoever nature or kind and wheresoever situate, and all proceeds thereof and therefrom, other than such of its assets and undertakings as are otherwise validly and effectively subject to the charges and security interests in favour of the Debentureholder created pursuant to this section (j).

The charges, assignments and transfers and security interests created pursuant to this section (j) are hereinafter collectively called the “Security Interests” and the property subject to the Security Interests and all property, assets and undertakings, expressed to be charged, assigned or transferred or secured by any instruments supplemental hereto or in implementation hereof are hereinafter collectively called the “Collateral”.

(k)	Exceptions

(i)

The last 10 days of the term created by any lease or agreement therefor are hereby excepted out of any charge or security interest created by this Debenture but the Corporation shall stand possessed of the reversion thereby remaining upon trust to assign and dispose thereof to any third party as the Debentureholder shall direct.

(ii)

If any lease or other agreement contains a provision which provides in effect that such lease or agreement may not be assigned, subleased, charged or encumbered without the leave, licence, consent or approval of the lessor, the application of the security interest created pursuant to this Debenture to any such lease or agreement is conditional upon such leave, licence, consent or approval having been obtained and the security interest created hereby will attach to such lease or agreement as soon as such leave, licence, consent or approval is obtained.

	(iii)	The following are hereby excepted out of the Security Interests created by this Debenture:

		(A)	all consumer goods of the Corporation;

(B)

the equipment jointly owned with Inex Pharmaceuticals Corporation, and referenced in Section 5.2 and Schedule E of the Sublease Agreement between the Corporation and Inex Pharmaceuticals Corporation dated August 19, 2005;

		(C)	Equipment listed in Schedule A of this Agreement, “List of Permitted Encumbrances”.

(l)	Attachment

The Corporation acknowledges that the Security Interests hereby created attach upon the execution of this Debenture (or in the case of any after acquired property, upon the date of acquisition thereof), that value has been given, and that the Corporation has (or in the case of any after acquired property, will have upon the date of acquisition) rights in the Collateral.

(m)	Prohibitions

Without the prior written consent of the Debentureholder, other than the issuance of convertible debentures of the Corporation prior to December 31, 2005 which rank pari passu with the Security Interests created by this Debenture, the Corporation shall not have power to:

(i)

create or permit to exist any security interest in, charge, encumbrance or lien over, or claim against any of its property, assets, or undertakings which ranks or could in any event rank in priority to or pari passu with any of the Security Interests created by this Debenture, other than the encumbrances listed on Schedule “A” attached hereto; or

	(ii)	grant, sell, or otherwise assign its chattel paper.

(n)	Covenants of the Corporation Relating to the Collateral

The Corporation covenants that at all times while this Debenture remains in effect the Corporation will:

	(i)	defend the title to the Collateral for the benefit of the Debentureholder against the claims and demands of all persons;

	(ii)	fully and effectually maintain and keep maintained the Security Interests hereby created valid and effective;

	(iii)	maintain the Collateral in good order and repair;

	(iv)	forthwith pay:

(A)

all taxes, assessments, rates, duties, levies, government fees, claims and dues lawfully levied, assessed or imposed upon it or the Collateral when due, unless the Corporation shall in good faith contest its obligations so to pay and shall furnish such security as the Debentureholder may require; and

(B)	all security interests, charges, encumbrances, liens and claims which rank or could in any event rank in priority to any Security Interest created by this Debenture;

(v)

at the Debentureholder’s request at any time and from time to time execute and deliver such further and other documents and instruments and do all acts and things as the Debentureholder in its absolute discretion requires in order to confirm and perfect, and maintain perfection of, the Security Interests hereby created in favour of the Debentureholder upon any of the Collateral;

(vi)	notify the Debentureholder promptly of:

(A)

any change in the information contained herein relating to the Corporation, its business or the Collateral, including without limitation any change of name or address of the Corporation and any change in the present location of any Collateral;

	(B)	the details of any material acquisition of Collateral;

	(C)	any material loss or damage to Collateral;

	(D)	any material default by any account debtor in payment or other performance of his obligations to the Corporation with respect to any Accounts; and

	(E)	the return to or repossession by the Corporation of Collateral where such return or repossession of Collateral is material in relation to the business of the Corporation;

(vii)	prevent Collateral, other than Inventory sold, leased, or otherwise disposed of as permitted hereby, from being or becoming an accession to other property not covered by this Debenture; and

(viii)	carry on and conduct its business in a proper and business-like manner, including maintenance of proper books of account and records.

(o)	Performance of Obligations

If the Corporation fails to perform its obligations hereunder, the Debentureholder may, but shall not be obliged to, perform any or all of such obligations without prejudice to any other rights and remedies of the Debentureholder hereunder, and any payments made and any costs, charges, expenses and legal fees and disbursements (on a solicitor and his own client basis) incurred in connection therewith shall be payable by the Corporation to the Debentureholder forthwith with interest until paid at the highest rate borne by any of the Obligations.

(p)	Restrictions on Sale or Disposal of Collateral

(i) Except as herein provided, without the prior written consent of the Debentureholder the Corporation will not:

(A) sell, lease or otherwise dispose of the Collateral;

(B)	release, surrender or abandon possession of the Collateral; or

(C)	move or transfer the Collateral from the jurisdictions in which the Security Interests hereby created have been perfected.

(ii)

Provided that the Corporation is not in default under this Debenture, at any time without the consent of the Debentureholder the Corporation may lease, sell, license, consign or otherwise deal with items of Inventory in the ordinary course of its business and for the purposes of carrying on its business.

(q)	Enforcement

(i)

Upon the occurrence of any event described in section (i) the security hereby constituted will become enforceable. To enforce and realize on the Security Interests created by this Debenture the Debentureholder may take any action permitted by law or in equity, as it may deem expedient, and in particular and without limiting the generality of the foregoing, the Debentureholder may do any of the following:

(A)

appoint by instrument a receiver, receiver and manager or receiver manager (the person so appointed being hereinafter called the “Receiver”) of the Collateral, with or without bond as the Debentureholder may determine, and from time to time in its absolute discretion remove such Receiver and appoint another in its stead;

(B)

enter upon any premises of the Corporation and take possession of the Collateral with power to exclude the Corporation, its agents and its servants therefrom, without becoming liable as a mortgagee in possession;

		(C)	preserve, protect and maintain the Collateral and make such replacements thereof and repairs and additions thereto as the Debentureholder may deem advisable;

(D)

sell, lease or otherwise dispose of all or any part of the Collateral, whether by public or private sale or lease or otherwise, in such manner, at such price as can be reasonably obtained therefor and on such terms as to credit and with such conditions of sale and stipulations as to title or conveyance or evidence of title or otherwise as to the Debentureholder may seem reasonable, provided that if any sale, lease or other disposition is on credit the Corporation will not be entitled to be credited with the proceeds of such sale, lease or other disposition until the monies therefor are actually received; and

		(E)	exercise all of the rights and remedies of a secured party under the Act.

(ii)

A Receiver appointed pursuant to this Debenture shall be the agent of the Corporation and not of the Debentureholder and, to the extent permitted by law or to such lesser extent permitted by its appointment, shall have all the powers of the Debentureholder hereunder, and in addition shall have power to carry on the business of the Corporation and for such purpose from time to time to borrow money either secured or unsecured, and if secured by a security interest on any Collateral, such security interest may rank before or pari passu with or behind any of the Security Interests created by this

Debenture, and if it does not so specify such security interest shall rank in priority to the Security Interests created by this Debenture.

(iii)

Subject to the claims, if any, of the creditors of the Corporation ranking in priority to this Debenture, all amounts realized from the disposition of Collateral pursuant to this Debenture will be applied as the Debentureholder, in its absolute discretion, may direct as follows:

	(A)	in payment of all costs, charges and expenses (including legal fees and disbursements on a solicitor and his own client basis) incurred by the Debentureholder in connection with or incidental to:

(1) the exercise by the Debentureholder of all or any of the powers granted to it pursuant to this Debenture; and

(2)

the appointment of the Receiver and the exercise by the Receiver of all or any of the powers granted to it pursuant to this Debenture, including the Receiver's reasonable remuneration and all outgoings properly payable to the Receiver;

	(B)	in or toward payment to the Debentureholder of all principal and other monies (except interest) due in respect of the Obligations; and

	(C)	in or toward payment to the Debentureholder of all interest remaining unpaid in respect of the Obligations.

(iv)	Subject to applicable law and the claims, if any, of other creditors of the Corporation, any surplus will be paid to the Corporation.

(v)

If the amounts realized from the disposition of the Collateral are not sufficient to pay the Obligations in full, the Corporation will immediately pay to the Debentureholder the amount of such deficiency.

(vi)

The Debentureholder shall not be responsible or liable for any debts contracted by it, for damages to persons or property or for salaries or non-fulfillment of contracts during any period when the Debentureholder shall manage the Collateral upon entry, as herein provided, nor shall the Debentureholder be liable to account as a mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or for any default or omission for which a mortgagee in possession may be liable. The Debentureholder shall not be bound to do, observe or perform or to see to the observance or performance by the Corporation of any obligations or covenants imposed upon the Corporation nor shall the Debentureholder, in the case of securities, instruments or chattel paper, be obliged to preserve rights against other persons, nor shall the Debentureholder be obliged to keep any of the Collateral identifiable. The Corporation hereby waives any applicable provision of law permitted to be waived by it which imposes higher or greater obligations upon the Debentureholder than aforesaid.

(vii)

The Corporation hereby irrevocably appoints the Debentureholder or the Receiver, as the case may be, with full power of substitution, to be the attorney of the Corporation for and in the name of the Corporation to sign, endorse or execute under seal or otherwise any deeds, documents, transfers, cheques, instruments, demands, assignments, assurances or consents that the Corporation is obliged to sign, endorse or execute and generally to use the name of the Corporation and to do all things as may be necessary or incidental to the exercise of all or any of the powers conferred on the Debentureholder or the Receiver, as the case may be, pursuant to this Debenture.

(viii)

Notwithstanding any other provision of this Debenture, after the occurrence of an event described in section (i) the Debentureholder may collect, realize, sell or otherwise deal with the Accounts or any part thereof in such manner, upon such terms and conditions and at such time or times as may seem to it advisable, and without notice to the Corporation, except in the case of disposition after default and then subject to the provisions of Part 5 of the Act. All monies or other forms of payment received by the Corporation in payment of any Account will be received and held by the Corporation in trust for the Debentureholder.

(ix)

The Debentureholder may from time to time and at any time waive in whole or in part any right, benefit or default under any clause of this Debenture but any such waiver of any right, benefit or default on any occasion shall be deemed not to be a waiver of any such right, benefit or default thereafter, or of any other right, benefit or default, as the case may be. No waiver shall be effective unless it is in writing.

(x)

The Debentureholder may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromise, settle, grant releases and discharges, refrain from perfecting or maintaining perfection of security interests, and otherwise deal with the Corporation, account debtors of the Corporation, sureties and others and with Collateral and other security interests as the Debentureholder may see fit without prejudice to the liability of the Corporation or the Debentureholder’s right to hold and realize on the Security Interests created by this Debenture.

(xi)

This Debenture shall not operate so as to create any merger or discharge of any of the Obligations, or of any assignment, transfer, guarantee, lien, contract, promissory note, bill of exchange or security interest of any form held or which may hereafter be held by the Debentureholder from the Corporation or from any other person whomsoever. The taking of a judgment with respect to any of the Obligations will not operate as a merger of any of the covenants contained in this Debenture.

(xii)

All rights and remedies of the Debentureholder set out in this Debenture, and in any other security agreement held by the Debentureholder from the Corporation or any other person whomsoever to secure payment and performance of the Obligations, are cumulative and no right or remedy contained herein or therein is intended to be exclusive but each is in addition to every other right or remedy contained herein or therein or in any future security agreement, or now or hereafter existing at law, in equity or by statute, or pursuant to any other agreement between the Corporation and the Debentureholder that may be in effect from time to time.

(r)	Interpretation

	(i)	In this Debenture:

(A)

“Collateral” has the meaning set out in section (j) and any reference to Collateral shall, unless the context otherwise requires, be deemed to be a reference to Collateral as a whole or any part thereof; and

(B)	“the Act” means the Personal Property Security Act (British Columbia) and all regulations thereunder, as amended from time to time.

(ii)

Words and expressions used in this Debenture that have been defined in the Act shall be interpreted in accordance with their respective meanings given in the Act unless otherwise defined herein or unless the context otherwise requires.

(iii)

The invalidity or unenforceability of the whole or any part of any provision of this Debenture shall not affect the validity or enforceability of any other provision or the remainder of such provision.

(iv)	All references to currency herein are to lawful Canadian currency.

(v)	The headings of the clauses of this Debenture have been inserted for reference only and do not define, limit, alter or enlarge the meaning of any provision of this Debenture.

(vi)	The Corporation hereby:

	(A)	acknowledges receiving a copy of this Debenture; and

(B)

waives all rights to receive from the Debentureholder a copy of any financing statement or financing change statement filed, or any verification statement received, at any time in respect of this Debenture.

(vii)	For the purposes of Section 203 of the Land Title Act (British Columbia), the floating charge created by this Debenture over Real Property shall become a fixed charge thereon upon the earliest of:

	(A)	the occurrence of an event described in section (i)(iii) and (iv); or

	(B)	the Debentureholder taking any action pursuant to section (q) to enforce and realize on the Security Interests created by this Debenture.

(s)	Governing Law

This Debenture shall be governed by the laws of the Province of British Columbia.

(t)	Definitions

The following words and phrases shall have the following meanings herein:

“auditors of the Corporation” means an independent firm of chartered accountants duly appointed as auditors of the Corporation;

“Conversion Price” means the dollar amount for which each Share may be issued from time to time upon the conversion of Debentures;

“Convertible Securities” means any form of security or evidence of indebtedness which, by the terms, allows the holder thereof to convert the same into Shares;

“Current Market Price”, as at any date when the Current Market Price is to be determined, means the Volume Weighted Average Trading Price at which the Shares of the Corporation have traded during 20 consecutive trading days commencing not more than 30 trading days before such date and ending not less than five trading days before such date. In the event the Shares are not traded on any stock exchange or trading quotation system in Canada, the Current Market Price thereof shall be determined by the board of directors which determination shall be conclusive;

“dividends paid in the ordinary course” means cash dividends declared payable on the Shares in any fiscal year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, the greatest of: (i) 200% of the aggregate amount of cash dividends declared payable by the Corporation on the Shares in its immediately preceding fiscal year; (ii) 300% of the arithmetic mean of the aggregate amounts of cash dividends declared payable by the Corporation on the Shares in its three immediately preceding fiscal years; and (iii) 100% of the aggregate consolidated net earnings of the Corporation, before extraordinary items, for its immediately preceding fiscal year;

“Shares” means the voting common shares in the capital of the Corporation as such shares exist at the close of business on the date of execution and delivery of this Debenture, provided that in the event of a subdivision, redivision, reduction, combination or consolidation thereof, or successive such subdivisions, redivisions, reductions, combinations or consolidations then, subject to adjustments, if any, having been made in accordance with the provisions of section (b) of these Terms and Conditions, “Shares” shall thereafter mean the shares resulting from such change, subdivision, redivision, reduction, combination or consolidation;

“subsidiary” means any corporation of which more than 50% of the outstanding voting shares are owned, directly or indirectly, by or for the Corporation, provided that the ownership of such shares confers the right to elect at least a majority of the board of directors of such corporation and includes any corporation in like relation to a Subsidiary; and

“Volume Weighted Average Trading Price” means the price determined by dividing the aggregate sale price of all Shares sold on the TSX Venture Exchange during the specified period by the total volume of Shares so sold, provide that if no Shares are traded during the specified period, the most recent number of specified trading days on which the Shares did trade shall be used. In the event such Shares are not listed on the TSX Venture Exchange but are listed on another stock exchange or trading quotation system in Canada, the foregoing references to the TSX Venture Exchange shall be deemed to be references to such other stock exchange or trading quotation system, or, if more than one, the most senior stock exchange or trading quotation system as shall be designated by the board of directors. In the event the Shares are not traded on any stock exchange or trading quotation system in Canada, the Volume Weighted Average Trading Price thereof shall be determined by the board of directors which determination shall be conclusive.

Schedule “A”

List of Permitted Encumbrances

Security interests perfected by the registration of the following financing statements against the Corporation in the British Columbia Personal Property Registry:

Secured Party	Date of Reg’n /	Brief Description of Collateral
Database Reg’n #

The University of British Columbia	May 17, 1996 / 6394762	Knowledge, know-how and techniques licensed to the Corporation re: quantitative immunochromatographic assays and determinations of platelet count

The Toronto Dominion Bank	January 8, 2003 / 815190A	All present and after acquired accounts, monies, deposits from time to time on deposit in the name of the Corporation or owed to the Corporation by the secured party or TD Mortgage Corporation or TD Pacific Mortgage Corporation, or Canada Trustco Mortgage Company or The Canada Trust Company or other subsidiary or affiliate of the secured party and in the Corporation’s rights in and to those accounts, monies, deposits and proceeds thereof

Xerox Canada Limited	June 19, 2003 / 113161B	All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise) whether or not manufactured by the secured party or any affiliate thereof

CLI Leasing	November 18, 2003 / 388156B	Water purification system S/N: 1086 Oasis coffee brewer S/N: 0306047589 Oasis water cooler S/N: 1090